Exhibit 99(a)

     American Greetings Announces Improved Results and Initiates Dividend

     - Company reports second quarter EPS of 10 cents versus net loss of 15 cents in prior period

     - Licensing income remains strong

     - Forecast for cash flow increased for the year by 25% to $250 million

     - Company initiates quarterly cash dividend of 6 cents per share

    CLEVELAND, Sept. 29 /PRNewswire-FirstCall/ -- American Greetings Corporation (NYSE: AM) today announced its financial results for the second fiscal quarter ended August 31, 2004. Despite flat net sales in the second quarter, the Corporation exceeded its prior year earnings per share results due primarily to increased licensing income, reduced supply chain costs and lower interest expense. The Corporation's Board of Directors authorized the initiation of a quarterly cash dividend of 6 cents per share.

    Second Quarter
    As a result of the letter of agreement announced on July 30th to sell the Magnivision subsidiary, the Corporation has classified its Magnivision
subsidiary as a discontinued operation.   The Corporation has provided
financial results on continuing operations as well as net results of discontinued operations (the assets held for sale). The Corporation reported net income from continuing operations of $5.9 million, or 9 cents per share, on net sales of $391.9 million, for the fiscal 2005 second quarter ended August 31, 2004 (all per-share amounts assume dilution). This compares to a reported net loss from continuing operations of $10.6 million, or 16 cents per share, on net sales of $390.9 million, for the year earlier period. Discontinued operations contributed approximately $1 million of net income or 1 cent per share to both the second quarter of fiscal 2005 as well as the second quarter of fiscal 2004.
    Net sales were flat compared to the prior period as incremental revenue from acquisitions in the AG Interactive segment and favorable foreign exchange movements were offset by lower revenues in both the retail segment and the fixtures business. Pretax income increased $27.2 million from a loss of $17.6 million in the second quarter of fiscal 2004 to $9.6 million of income in the second quarter of fiscal 2005.

    Management Comments
    Zev Weiss, Chief Executive Officer said, "In the second quarter, we were able to generate much improved performance over last year for both earnings and cash flow. The earnings improvement was due primarily to increased income from licensing, reduced implementation costs related to our ongoing supply chain transformation and lower interest expense because of our prepayment of debt. We were also very pleased by our cash flow results which were driven by increased earnings and a continued focus on improving our balance sheet."

    Third Quarter and Full Year Estimates
    "For the third fiscal quarter, we are projecting our earnings per share to be between 67 cents and 72 cents," Weiss said. Last year, the Corporation reported earnings per share of 60 cents for the third quarter.
    "Our initial fiscal year 2005 earnings estimate of $1.63 to $1.68 per share was adjusted last quarter to earnings of $1.46 to $1.51 per share to take into account the costs and benefits from our tender offer," Weiss continued. "We are not changing the adjusted EPS estimate. However, because our cash flow was so strong in our first half, we are raising the estimate for fiscal 2005 cash flow from operating and investing activities by 25% from $200 million to $250 million."

    Dividend Initiated
    The Corporation's Board of Directors has authorized the initiation of a quarterly cash dividend of 6 cents per share for shareholders of record at the close of business on October 19, 2004, payable on October 29, 2004. Weiss said, "We previously stated that we would announce our plans on ways to enhance shareholder value in the second fiscal half. Now, we have taken the first step in returning capital to shareholders by initiating a dividend."

    Conference call on the Web
    American Greetings will broadcast its conference call live on the Internet at 9:30 a.m. Eastern time today. The conference call will be accessible through the Investor Relations section of the American Greetings Web site at http://corporate.americangreetings.com . A replay of the call will be available on the site.

    About American Greetings Corporation
    American Greetings Corporation (NYSE: AM) is one of the world's largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, reading glasses, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Corporation, visit http://corporate.americangreetings.com .

    The statements contained in this release that are not historical facts, including statements regarding expected savings from debt-reduction initiatives and estimates of results for future periods, are forward-looking statements. Forward-looking statements are generally identified by words such as "believes," "anticipates," "expects," "plans," "should," "estimates" and similar expressions. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, include but are not limited to: retail bankruptcies and consolidations, successful integration of acquisitions, successful transition of management, a weak retail environment, consumer acceptance of products as priced and marketed, the impact of technology on core product sales, competitive terms of sale offered to customers, successfully implementing supply chain improvements and achieving projected cost savings from those improvements, and the Corporation's ability to comply with its debt covenants. Risks pertaining specifically to the Corporation's interactive business segment include the viability of online advertising and subscriptions as revenue generators and the public's acceptance of online greetings and other social expression products.
    In addition, this release contains time-sensitive information that reflects management's best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Corporation's periodic filings with the Securities and Exchange Commission.


                        AMERICAN GREETINGS CORPORATION
             SECOND QUARTER STATEMENT OF CONSOLIDATED OPERATIONS
                     FISCAL YEAR ENDING FEBRUARY 28, 2005

         (In thousands of dollars except share and per share amounts)

                                     (Unaudited)             (Unaudited)
                                  Three Months Ended       Six Months Ended
                                      August 31,              August 31,
                                   2004        2003        2004        2003

    Net sales                    $391,893    $390,937    $824,929    $831,692

    Costs and expenses:
      Material, labor and other
       production costs           186,717     195,972     368,332     374,717
      Selling, distribution and
       marketing                  146,303     150,221     292,955     296,411
      Administrative and general   57,505      54,427     121,642     118,947
      Interest expense              9,163      17,537      61,857      40,337
      Other (income) - net        (17,421)     (9,627)    (34,272)    (12,213)
                                  382,267     408,530     810,514     818,199

    Income (loss) before
     income tax expense (benefit)   9,626     (17,593)     14,415      13,493
    Income tax expense (benefit)    3,726      (6,984)      5,579       5,357

    Income (loss) from
     continuing operations          5,900     (10,609)      8,836       8,136

    Income from discontinued
     operations, net of tax         1,010         914       2,312       1,874

    Net income (loss)              $6,910     $(9,695)    $11,148     $10,010

    Earnings (loss) per share
     - basic:
    Income (loss) from
     continuing operations           0.09       (0.16)       0.13        0.12
    Income from discontinued
     operations                      0.01        0.01        0.03        0.03
    Net income (loss)               $0.10      $(0.15)      $0.16       $0.15

    Earnings (loss) per share
     - assuming dilution:
    Income (loss) from
     continuing operations           0.09       (0.16)       0.13        0.12
    Income from discontinued
     operations                      0.01        0.01        0.03        0.03
    Net income (loss)               $0.10      $(0.15)      $0.16       $0.15

    Average number of common
      shares outstanding       68,418,773  66,315,954  68,209,732  66,114,817

    Average number of common
     shares outstanding -
      assuming dilution        69,265,799  66,315,954  69,057,063  66,872,327


                        AMERICAN GREETINGS CORPORATION
                SECOND QUARTER STATEMENT OF FINANCIAL POSITION
                     FISCAL YEAR ENDING FEBRUARY 28, 2005

                          (In thousands of dollars)

                                                          (Unaudited)
                                                           August 31,
                                                     2004              2003

    ASSETS
    CURRENT ASSETS
       Cash and cash equivalents                   $152,763           $40,494
       Trade accounts receivable, less allowances
        for sales returns of $39,329
        ($40,812 in 2003) and for doubtful
        accounts of $17,398 ($23,987 in 2003)       240,684           277,909
       Inventories                                  308,977           362,946
       Deferred and refundable income taxes         152,143           157,284
       Assets of businesses held for sale            40,390            41,467
       Prepaid expenses and other                   218,930           238,150
         Total current assets                     1,113,887         1,118,250

    GOODWILL                                        231,886           209,166
    OTHER ASSETS                                    628,620           726,891
    PROPERTY, PLANT AND EQUIPMENT - NET             340,299           363,882
                                                 $2,314,692        $2,418,189

    LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES
       Debt due within one year                        $-             $13,082
       Accounts payable                             150,513           142,979
       Accrued liabilities                          101,951           136,329
       Accrued compensation and benefits             65,891            62,357
       Income taxes                                  15,012             9,288
       Liabilities of businesses held for sale        4,462             4,456
       Other current liabilities                     76,831            95,358
         Total current liabilities                  414,660           463,849

    LONG-TERM DEBT                                  483,876           727,331
    OTHER LIABILITIES                               105,480           111,336
    DEFERRED INCOME TAXES                            27,427             9,566

    SHAREHOLDERS' EQUITY
       Common shares - Class A                       64,022            61,866
       Common shares - Class B                        4,603             4,596
       Capital in excess of par value               348,474           317,679
       Treasury stock                              (435,107)         (438,717)
       Accumulated other comprehensive
        income (loss)                                10,325           (31,138)
       Retained earnings                          1,290,932         1,191,821
         Total shareholders' equity               1,283,249         1,106,107
                                                 $2,314,692        $2,418,189


                        AMERICAN GREETINGS CORPORATION
                    SECOND QUARTER STATEMENT OF CASH FLOWS
                     FISCAL YEAR ENDING FEBRUARY 28, 2005

                          (In thousands of dollars)

                                                          (Unaudited)
                                                       Six Months Ended
                                                           August 31,
                                                    2004               2003

    OPERATING ACTIVITIES:
      Net income                                  $11,148            $10,010
      Income from discontinued operations           2,312              1,874
      Income from continuing operations             8,836              8,136
      Adjustments to reconcile to net cash
      (used) provided by operating activities:
        Restructure charges                          (384)            (1,547)
        Gain on sale of investment                 (3,095)               -
        Loss (gain) on sale of fixed assets         1,127             (1,173)
        Loss on extinguishment of debt             39,056              4,639
        Depreciation and amortization              28,321             29,911
        Deferred income taxes                      (5,787)            15,097
        Changes in operating assets and liabilities:
          (Increase) decrease in trade accounts
           receivable                                (390)            16,940
          Increase in inventories                 (72,229)           (89,192)
          Decrease in other current assets          6,734             34,594
          Decrease in deferred costs - net         71,006             21,625
          Decrease in accounts payable and
           other liabilities                         (968)           (75,023)
          Other - net                              (3,876)               562
          Cash Provided (used) by Operating
           Activities                              68,351            (35,431)

    INVESTING ACTIVITIES:
      Property, plant & equipment additions       (15,019)           (17,123)
      Proceeds from sale of fixed assets              115              2,106
      Investment in corporate owned life insurance (1,005)             6,072
      Other - net                                  27,337             (2,787)
          Cash Used by Investing Activities        11,428            (11,732)

    FINANCING ACTIVITIES:
      Reduction of long-term debt                (216,417)            (3,313)
      Decrease in short-term debt                     -             (118,233)
      Sale of stock under benefit plans            18,739              6,106
      Purchase of treasury shares                  (9,363)              (266)
          Cash Used by Financing Activities      (207,041)          (115,706)

    Cash Used by Discontinued
     Operations                                    (2,789)            (6,363)

    EFFECT OF EXCHANGE RATE CHANGES ON CASH        (2,636)             1,263

    DECREASE IN CASH AND CASH EQUIVALENTS        (132,687)          (167,969)

        Cash and Cash Equivalents at
         Beginning of Year                        285,450            208,463
        Cash and Cash Equivalents at
         End of Period                           $152,763            $40,494

SOURCE  American Greetings Corporation
    -0-                             09/29/2004
    /CONTACT: Stephen J. Smith, VP, Treasurer and Investor Relations of American Greetings Corporation, +1-216-252-4864, or investor.relations@amgreetings.com /
    /First Call Analyst: /
    /FCMN Contact: sharon.markworth@amgreetings.com /
    /Web site:  http://corporate.americangreetings.com /
    (AM)

CO:  American Greetings Corporation
ST:  Ohio
IN:  REA HOU
SU:  ERN ERP CCA MAV DIV